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                      February 1, 2022

       Donald Allan, Jr.
       Chief Financial Officer
       Stanley Black & Decker, Inc.
       1000 Stanley Drive
       New Britain, Connecticut 06053

                                                        Re: Stanley Black &
Decker, Inc.
                                                            Form 10-K for the
Fiscal Year Ended January 2, 2021
                                                            Filed February 18,
2021
                                                            File No. 001-05224

       Dear Mr. Allan, Jr.:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Manufacturing